National Research Council	Conseil national de recherches	Terms for
Canada	Canada	R&D Collaboration

Exhibit 10.4

Agreement with National Research Council of Canada

Date Drafted: 7 May 2004

THIS IS AN AGREEMENT (the “Agreement”) made under the laws of the Province of Ontario, Canada.

THE PARTIES ARE:   NATIONAL RESEARCH COUNCIL OF CANADA

(called “NRC”)

On behalf of its Institute for Biological Sciences

whose address is: 1200 Montreal Rd., Building M-54, Ottawa, ON, K1A 0R6

AND:

HEMPTOWN CLOTHING INC.

  (called the “Collaborator”)

     whose address is: 1307 Venables St., Vancouver, B.C., V5L 2G1

(NRC and the Collaborator being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

RECITALS

WHEREAS, NRC possesses expertise and know-how for the process and engineering of enzymes that would be beneficial to the textile industry;

WHEREAS, the Collaborator is a manufacturer of hemp textiles interested in expanding its business; and

WHEREAS, the Collaborator would like to collaborate with NRC to develop novel enzymes for the processing of hemp fibres to be used in their commercial operations.

IN CONSIDERATION of the following terms, conditions, promises, and payments, the Parties agree as follows:

RD-1.     This Agreement concerns scientific research and development called the “Project” described as: Advanced enzyme Technology for the Extraction and Cleaning of Industrial Hemp Fibre for the Textile Sector.

RD-2.     The Collaborator chooses to work with NRC because of NRC's unique capabilities, and ASSURES NRC that, to the best of the Collaborator’s knowledge, information and belief, NRC's work in this Project is not expected to be in competition with any other Canadian firm which may presently be involved in scientific research and development similar to that involved with the Project.

RD-3.     The Parties will contribute to the Project by the performance of work as described in the attached “ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES", or by payments or both. This Agreement is subject to the GENERAL CONDITIONS in the attached “ANNEX GC: GENERAL CONDITIONS (WITH ARBITRATION)”.

RD-4.     The Total Cost of the Project is estimated to be: One million, five hundred and six thousand, nine hundred and ninety-eight dollars ($1,506,998).

RD-5.    The Collaborator will pay to NRC, in cash, according to the attached "ANNEX SP: SCHEDULE OF PAYMENTS TO NRC": two hundred and eighty-two thousand dollars ($282,000).

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RD-6.      Without implying that tax authorities are bound by this, the Parties consider applicable taxes are:

(a) Goods and Services Tax at: 0.00%; registration number 121 491 807; and

(b) Quebec Sales Tax at: 0.00%: registration number 1006 178 088.

RD-7.      The Collaborator will also put into the Project, without charge, work that costs (plus or minus 10%): five hundred and fifty-three thousand, five hundred dollars ($553,500).

RD-8.     NRC will put into the Project, without charge, work that costs (plus or minus 10%): six hundred and seventy-one thousand, four hundred and ninety-eight dollars ($671,498).

RD-9.      No agreement or offer exists until NRC signs this Agreement.  The Project is expected to start on May 10, 2004. This Agreement expires, except for its Intellectual Property (as hereinafter defined) provisions, on May 9, 2007.

RD-10.    The intellectual property related to the Project (the “Intellectual Property”) will be dealt with in accordance with attached “ANNEX IU: INTELLECTUAL PROPERTY (Uncertain)”, which remains in effect for an extended period stated therein.

RD-11.    This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

SIGNED by the Collaborator, in duplicate, at Vancouver, B.C.:

HEMPTOWN CLOTHING INC.

Date: May 7, 2004

per: /s/ Jason Finnis

Print name and title: Mr. Jason Finnis, President

SIGNED by NRC, in duplicate, at Ottawa, Ontario:

NATIONAL RESEARCH COUNCIL OF CANADA

Date: May 10, 2004

per: /s/ Peter Hackett

  Print name and title: Dr. Michael Raymont, President (Acting)

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National Research Council	Conseil national de recherches	Terms for
Canada	Canada	R&D Collaboration

 ANNEX GC:  GENERAL CONDITIONS (WITH ARBITRATION)

GC-1.    INTERPRETATION OF AGREEMENT This Agreement supersedes all prior communications, negotiations and agreements concerning the Project or financial contributions to the Project. No amendment or waiver of terms in this Agreement, or in the ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES is effective unless it is in writing, signed by all Parties, and explicitly states the intention to affect this Agreement. In case of inconsistency between the ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES and the rest of this Agreement, the rest of this Agreement prevails. No forbearance by a Party implies any broader, continuing or future forbearance. If a court finds any part of this Agreement invalid, the remainder of this Agreement shall be valid in accordance with its most reasonable interpretation. This Agreement does not create a relationship of agency, employment, partnership or joint venture. The Annexes to this Agreement constitute material and fundamental provisions of this Agreement representing the Parties’ express intentions as to initiation and development of the Project on an ongoing basis.

GC-2.    ASSIGNMENT This Agreement is between the Collaborator and NRC, and no assignment or assumption by a corporation formed by amalgamation with a Party is valid except by written consent of all Parties.

GC-3.    EXCLUSION OF CERTAIN LIABILITY No Party may allege liability in tort arising out of this Agreement or relating to the Project.  Claims based on contractual liability are actionable, but not for failure or delay in performance caused by circumstances beyond the reasonable control of the defending Party, nor for incorrectness or inaccuracy of data supplied, advice given or opinions expressed. No claim may be made for indirect, consequential or contingent damages by either Party hereunder.

GC-4.    LIMITED WARRANTIES Each Party warrants that it will conduct the Project work in a professional manner conforming to generally accepted practices for scientific research and development. However, because of the nature of such work, no specific result is promised.

GC-4.1    The Parties will not include in the deliverables, without so stating, any technical information the use of which is known by a Party (in the case of NRC limited to within the participating institute) to infringe the rights of others.  However, no Party warrants that technical information conveyed in the deliverables does not infringe the rights of others under a present or future patent.

GC-4.2     No Party warrants the validity of patents under which rights may be granted pursuant to this Agreement, or makes any representation as to the scope of patents or that inventions may be exploited without infringing the rights of others.

GC-4.3     No Party warrants the correctness or accuracy of data supplied, advice given or opinions expressed.

GC-5.   VISITS Each Party will permit visits by the other Party’s employees on the premises where work on the Project is conducted if relevant to the Project and if it will not likely to interfere with regular operations.  Persons who work at NRC must personally sign an agreement waiving any right to sue NRC for injuries resulting from any work associated with the Project.

GC-6.   RECORDS Parties who perform work in the Project, and (if applicable) Parties who obtain a license by this Agreement, must maintain records and accounts related directly to the work or the license in accordance with generally accepted accounting principles applicable to the Collaborator and Treasury Board rules applicable to NRC. Those records must be preserved for at least three years after they are created, and must be available at each Party's address of record, upon reasonable written request, for Inspection and the making of extracts and copies by the requesting Party. This paragraph survives the rest of this Agreement for the same length of time that records must be preserved.

GC-7.  TERMINATION OF WORK A Party may terminate this Agreement with respect to the work, but not with respect to obligations concerning Intellectual Property or confidentiality, at any time, upon 60 days' prior written notice to the other Party. Upon termination each Party must pay the other Party any costs pre-dating the notice that were intended to be reimbursable under this Agreement as well as any further and documented costs that result directly from the cancellation of obligations and from uncancellable obligations under this Agreement.

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GC-8.   TERMINATION OF LICENSE NRC has the right to terminate any license or option of Intellectual Property that is granted by or results from this Agreement if the Collaborator fails to submit to NRC any required report or payment as required under this Agreement. NRC shall not exercise this right until the Collaborator has received prior notice that the report or payment is overdue and has been allowed 60 days from the effective date of that notice to either submit the report or payment to NRC or to dispute the validity and substance of any such notice in accordance with provision “GC-11” herein. Any such termination shall not be the basis of any liability of NRC and does not terminate the Collaborator’s outstanding obligations nor NRC’s right to claim damages based on this Agreement.

GC-9.    NOTICES Any notice related to this Agreement, including a notice of change of address, must be sent to the addresses stated at the beginning of this Agreement either by registered mail, which is deemed to be effective notice five business days after mailing, or by courier or facsimile, which are effective notices only when acknowledged by a courier's delivery receipt or by a specific non-automatic return facsimile transmission.

GC-10.   CONDITIONS OF NRC  The following are conditions of this Agreement for the benefit of NRC, and any violation of them entities NRC to forthwith terminate this Agreement, including any license granted by this Agreement, in whole or part, without liability for the termination and retaining the right to claim damages based on this Agreement:

GC-10.1      No member of the House of Commons of Canada shall be admitted to any share or part of this Agreement or to any benefit to arise from it.

GC-10.2      No person will receive a direct benefit from this Agreement if that person is subject to, and not in compliance with, a Conflict of interest and Post-Employment Code, either the one for Public Office Holders, for the Public Service, or for NRC Employees. (NOTE. post-employment rules mainly affect persons in the NRC "MG" category, the public service categories “Senior Manager" and above, ministerial staff and Governor in Council appointees).

GC-10.3      No Party paid, gave, promised or offered any bribe, gift or inducement to any person, nor employed any person on the basis of a commission or contingent fee, in relation to obtaining this Agreement (unless disclosed to NRC, in writing, and referring explicitly to this clause).

GC-10.4      No person who will receive a direct benefit from this Agreement has ever been convicted of a Canadian Criminal Code offence of fraud on the government (s.121), selling or purchasing public office (s.124) or selling defective stores to Her Majesty (s. 4l8).

GC-10.5      Any license to the Collaborator of Intellectual Property that is granted by or results from this Agreement is personal to the Collaborator and shall not be exercised by or on behalf of a successor, trustee or receiver of the Collaborator.

GC-10.6     No research work involving human subjects, human tissues, laboratory animals or animal tissues may be undertaken without the prior approval of NRC1s Human Subjects Research Ethics Committee or NRC's Animal Care Committee.

GC-11.     DISPUTE RESOLUTION Disputes concerning the Project shall not be litigated. If negotiations fail to resolve a dispute within 60 calendar days of the dispute arising and written notice having been provided to both Parties of the dispute, a Party can require non-binding mediation whereupon the Parties shall jointly appoint one impartial expert mediator to mediate according to mutually agreed procedures. If a Party refuses to effectively participate in mediation, or if mediation continues for more than 60 calendar days, a Party can require binding arbitration under the Commercial Arbitration Act of Canada, whereupon the Parties shall attempt to jointly appoint one impartial expert arbitrator. If they cannot agree within 30 calendar days on the choice of an impartial expert arbitrator, each Party shall appoint its own arbitrator and those arbitrators shall jointly appoint a chairperson of an arbitration tribunal. An arbitration award shall not include punitive damages, costs or interim measures. Each Party shall pay its own costs and an equal share of all other costs of mediation and arbitration.

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National Research Council	Conseil national de recherches	Terms for
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ANNEX SP:  SCHEDULE OF PAYMENTS TO NRC

For an Agreement with HEMPTOWN CLOTHING INC.

Billing Address, if not the same as the Party’s address at the beginning of this Agreement:

- Same as at the beginning of the Agreement.

Invoicing reference number, if desired;

- Not required.

	PRINCIPAL AMOUNT	GST	QST	TOTAL
1. Prepayment upon signing	$9,200	$0	$0	$9,200
2. Due September 1, 2004	$18,400	$0	$0	$18,400
3. Due December 1, 2004	$27,600	$0	$0	$27,600
4. Due March 1, 2005	$36,800	$0	$0	$36,800
5. Due June 1, 2005	$23,500	$0	$0	$23,500
6. Due September 1, 2005	$23,500	$0	$0	$23,500
7. Due December 1, 2005	$25,500	$0	$0	$25,500
8. Due March 1, 2006	$23,500	$0	$0	$23,500
9. Due June 1, 2006	$24,000	$0	$0	$24,000
10. Due September 1, 2006	$24,000	$0	$0	$24,000
11. Due December 1, 2006	$24,000	$0	$0	$24,000
12. Due March 1, 2007	$24,000	$0	$0	$24,000

TERMS OF PAYMENT:

SP-1.       "Due" can be answered by words such as "monthly", “on completion", “after first report", “at milestone N" or simply “as invoiced". For the amount, words such as “balance” or "expenditure to date" can be used.

SP-2.       If the total of payments above does not agree with a statement in the main body of the Agreement about the amount to be paid to NRC in cash, the main body is considered correct.

SP-3.       NRC may suspend its performance of any obligations under this Agreement until the specified is received and for as long as any payments are in arrears.

SP-4.       If a surplus of prepayment remains as a result of premature termination, it will be refunded forthwith.

SP-5.       A Party shall notify the other Party if it appears at any time that costs expressed in this Agreement as estimates will be exceeded by more than 10%. The Parties shall negotiate a further agreement on costs or payments1 and either Party may suspend the performance of any obligations, other than obligations to pay, until a further agreement is reached.

SP-6.       Payments must be made by cheque payable to: "Receiver General - National Research Council of Canada" and addressed to:

                                    Accounts Receivable

                                    National Research Council

                                    1200 Montreal Road

                                    Ottawa, Ontario, K1A 0R6, CANADA

SP-7.       Interest at one percent (1%) per month compounded monthly (annual effective rate of 12.68%), must be paid on overdue amounts from the date when payment is due until the date it is received. NRC may revise that rate upon two months' prior written notice to the Collaborator, however, under no circumstances may that rate exceed an effective annual rate of more than 24%).  The Collaborator shall pay an administrative charge of $25 for any cheque which is refused payment by the Collaborator’s bank.

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National Research Council	Conseil national de recherches	Terms for
Canada	Canada	R&D Collaboration

ANNEX IU: INTELLECTUAL PROPERTY (Uncertain)

IU-1.      NATURE OF THE PROJECT By the nature of the Project the Intellectual Property that may arise is difficult to predict, and the Parties consider it desirable to defer settling the terms on which it will be available until the Intellectual Property is known.

IU-2.     DEFINITION “Intellectual Property” generally refers to all rights to inventions, patents, copyright material, trade secrets and confidential information and the right to control the reproduction and use of plant, human or animal material that has new genetic or other characteristics first produced by a Party under the Project.

“Arising Intellectual Property” is Intellectual Property that is developed in the Project. The possessive adjective “NRC’s” or “Collaborator’s” indicates ownership or control by a Party.

“Commercially Exploit” is to use, reproduce and modify Intellectual Property, and to manufacture, use and sell articles embodying or made by use of Intellectual Property.

IU-3.     INVENTIONS The Parties represent that, by law or contract, they will own their employees’ interest in any inventions made in the Project. A Party who is the sole owner of an invention is responsible for the patenting and licensing of it, but is not obligated by this Agreement to obtain protection of Intellectual Property, nor to share ownership with the other Party. However, a Party who is unwilling to obtain protection for Arising Intellectual Property must diligently and effectively do so if the other Party undertakes to pay all reasonable expenses incurred in obtaining the protection.

IU-4.     JOINT INVENTIONS If inventions arise from joint efforts of employees of NRC and of the Collaborator, the Parties will try to distinguish different inventions by different inventors in order to file separate patent applications. However, if a patent application does name co-inventors from both Parties, NRC and the Collaborator shall be joint owners of the invention. The Collaborator will have first rights of refusal to NRC’s interest in the invention, under terms to be negotiated in good faith. If the Collaborator does not begin to negotiate in good faith within 60 calendar days from written notification from NRC of a desire to negotiate, NRC shall be free to deal with its interest in a jointly-owned invention without obligation to account to the Collaborator.

IU-5.     SHARING INFORMATION The Parties will keep each other promptly informed of Arising Intellectual Property. Each Party must give the other a copy of any patent application for Arising Intellectual Property immediately upon filing the application and a copy of any related correspondence with a patent office if requested (in confidence, if so stated at the time).

IU-6.     LICENSING NRC’S INTELLECTUAL PROPERTY NRC undertakes to negotiate with the Collaborator in good faith to settle the terms of a licence which will allow the Collaborator to Commercially Exploit NRC’s Arising Intellectual Property upon request by the Collaborator no later than six months after the end of the Project. Without foreclosing any possibility, the Parties agree that the terms will be fair and reasonable. If that licence cannot be settled within six months of negotiation, a Party may require that the terms be fixed by arbitration according to the following paragraph. In addition, NRC hereby licences the Collaborator under Crown copyright, free and without time limit, to use and reproduce all documents and drawings that are deliverable under this Agreement.

IU-7.     ARBITRATION If licence terms cannot be agreed to by the Parties, a Party may require that they be fixed by binding arbitration. No recourse may be had to a court for the purpose of fixing licence terms. The arbitration shall be conducted in English pursuant to the Commercial Arbitration Act of Canada. Unless the Parties mutually select another site, hearings shall be in the same city as the participating institute. The Collaborator and NRC shall jointly appoint a single arbitrator familiar with a relevant field of business. The Parties must bear their own costs and must share equally the charges of the arbitrator. The arbitrator shall base the decision on, among other things: typical commercial licences for similar Intellectual Property, patenting and other costs before sales start, the availability of patents and other protection to prevent competition and the principle that the licence should not give more rights than the Collaborator is likely to use within a reasonable time.

IU-8.      LICENSING COLLABORATOR’S INTELLECTUAL PROPERTY The Collaborator hereby grants to NRC a fully prepaid and royalty-free licence for all the Collaborator’s Arising Intellectual Property solely for research purposes within NRC.

IU-9.      NON-PROJECT TECHNOLOGY This Agreement does not grant any rights to Intellectual Property produced or obtained by a Party independently of the Project before or after the Project starts.  If a Party needs such Intellectual Property to perform work in the course of the Project a license for that limited purpose is granted by this Agreement and terminates at the end of the Project, but any other license must be negotiated and cannot be arbitrated.

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IU-10.      CONFIDENTIALITY OF NON-PROJECT INFORMATION  This paragraph concerns information that is not part of the Arising Intellectual Property. The Parties will cooperate to minimize the other Party's obligations of confidentiality by making confidential disclosures in a manner that allows the receiving Party to halt the disclosures and avoid the obligation. No information is confidential unless a written form of it is plainly marked as being confidential. Information disclosed verbally or without markings of confidentiality is temporarily presumed to be confidential if there are indications that it might be confidential, but that presumption ends three months after the disclosure if the receiving Party has not received a written version, or summery, plainly describing what is confidential. Documents marked "return required", or equivalent, will be returned if not destroyed. Unless specifically licensed, confidential information may not be used for any commercial purpose or sub-licensed.

IU-11.      CONFIDENTIALITY OF PROJECT INFORMATION Information that is specifically deliverable according to the ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES, or that is reasonably foreseeable to arise in the Project, will be maintained in confidentiality by the Parties, except as required for any patent application and for any licence to a third party that is permitted by this Agreement. In any case, NRC may use that information for internal purposes and for developing expertise to serve other clients to the extent possible without disclosing the information.

IU-12.      END OF CONFIDENTIALITY All obligations of confidentiality and restrictions on the use of information in this Agreement cease to apply five years after the termination of this Agreement. They also cease to apply when essentially the same information is in the public domain, was developed by a Party under the obligation without relying on the other Party’s information or was received by the Party under obligation without any reason to suspect a breach of a third party's obligation. Nothing in this Agreement supersedes the Access to Information Act in which section 20 prohibits NRC from giving access to confidential financial, commercial, scientific or technical information and trade secrets supplied to NRC by the Collaborator.

IU-13.       PUBLICITY The Parties may publicize work associated with the Project, to the extent permitted by confidentiality, and in so doing will acknowledge each Party's contribution. No Party will publicly suggest that the other Party endorses or recommends any product, process or results of the Project.

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National Research Council	Conseil national de recherches	Terms for
Canada	Canada	R&D Collaboration

ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES

ADVANCED ENZYME TECHNOLOGY FOR THE EXTRACTION AND CLEANING OF INDUSTRIAL HEMP FIBRE FOR THE TEXTILE SECTOR

BACKGROUND

Fiber of industrial hemp is the strongest and most durable among all plant fibers. It is lightweight,  its strength is comparable to fiberglass and its environmental credentials have led to the development of advanced products like composite materials for automobile panels and blades for windmill generator and trendy apparels for the increasingly environment-conscious consumers.

Industrial hemp, the host plant with its fast rate of converting the atmospheric CO2 (a greenhouse gas) into biomass (4.5 times vs. trees), requires minimal or no pesticide, herbicide or chemical fertilizer usage. In the textile sector the hemp fiber can potentially reduce our reliance on (i) the conventional petroleum-based artificial fiber to prevent further pumping of the underground carbon into the biosphere and (ii) the chemicals-intensive agrifibers. As for the latter concern, cotton for a typical shirt requires a third of a pound of pesticides and chemical fertilizer during cultivation.

Note-- In March 1998, the Industrial Hemp Regulations were introduced by the Canadian Government to enable the licensed commercial cultivation of industrial hemp, a plant variety containing little or no THC. Hemp has long been grown in North America as a valuable crop for its strong fiber, but its cultivation was banned in 1938 because of THC concerns. More than 600 Canadian farmers are now growing hemp in all provinces except the Atlantic region.

Clean fibre is the prerequisite for the use of hemp in the manufacturing of fabric or advanced bio-composite. Therefore, an efficient protocol for its clean extraction with integrity maintained, environmentally acceptable and economically viable is crucial to the general acceptance of hemp as a source of feedstock in these applications. The present common procedure is a chemical process based on sodium hydroxide under high pressure. While economically viable, it is a dirty process, and chemicals for the extraction process are often working in a non-discriminating manner to damage the fibre.

Enzyme is a biodegradable biocatalyst, which works in a discriminating manner, often at ambient conditions (temperature and pH). Many of these biocatalysts, like xylanase for pulp bleaching, have successfully been applied in a cleaner manufacturing process with lower consumption of energy and chemicals, versus traditional methods. Contrary to the common misconception, a well-designed enzymatic application often results in the additional benefit of reduction in the overall production cost.

Technology Scan & Challenge --- The idea of using enzyme (pectinase) to extract hemp fibers at acidic pH has existed for 20 years (US patent  #4617383 and 4568739 both in 1986, and 4481355 in 1984). A concern is that the acidic pH may potentially cause the degradation of fiber and the corrosion of any metallic system during the manufacturing process. However, these enzymatic processes did not appear to be in common use in the industry. Most hemp fiber is produced in China through a chemical process. There is strong skepticism among (Canadian) experts in the field whether any protocol other than the chemical process is economically viable, and that Canada has no expertise and background for the development of an efficient and clean process.

COLLABORATION

Objective

Establishment of an environment-friendly and economically viable biocatalytic system based on industry-grade (or NRC-designed) enzymes and an optimal protocol for the extraction of clean fibers from retted industrial hemp, including (i) the removal of dirt and the residual pectin from the sought-after hemp fibers and (ii) the separation of fine fibers in a manner that is environmentally acceptable with characteristics suitable for the textile industry.

Partners

NRC-Institute for Biological Sciences has more than 40 years of experience of enzyme research including 20 years in the enzymes for processing plant biomass and in technology transfer with industrial collaborators. A successful example of a collaboration with Canadian industry is the first generation NRC xylanase for pulp bleaching. This product

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National Research Council	Conseil national de recherches	Terms for
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 BioBriteTMUHB, followed by later generation products, was commercially launched by Iogen Corporation in 1997 after 4 years of collaboration. Annual sales quickly reached multi-million dollar levels. This enzyme bleaches more than 4.5 million tons of pulp annually. Both NRC-IBS and Iogen were recognised by the 1998 Federal Partners in Technology Transfer (FPTT) Award. The IBS project leader was awarded the 1998 Ottawa Life Sciences Applied Research Award, individual FPTT Award and the Queen Elizabeth II Golden Jubilee Medal in 2002.

Hemptown is a well-established hemp textile company manufacturing corporate promotional wear that is easily recognized for its fabric based on the environmentally friendly hemp fiber. Its clients include big organizations from Warner Bros. and Toyota to the Government of Canada. Hemptown sponsors events such as the Molson Indy and is in talks with organizers for the 2008 Beijing Olympic Games.

Hemptown has concluded that Canadian farmers can grow the fibre hemp and that the company itself can make clothes with a proven market. However one step is missing: turning the fibre into yarn.  At present it is buying the processed fiber and fabric from China. Its strategy includes a plan to become the first publicly traded hemp business in North America and to build mills in Canada. It has received approval to start trading on NASDAQ in January of 2004. Hemptown will use its right to exploit the enzyme technology to underpin viability assumptions in advance of fundraising (likely about $25 million) for the construction of fiber mills in Canada.

Impact & Benefit

Economical --- An efficient enzyme system will give a competitive advantage to a Canadian company.  Furthermore, the commercial success of the highly valued hemp fibers for textile may in turn stimulate the further development of other hemp components, like the woody core as a feedstock for bioethanol, bio-plastics and pulp & paper. Hemp can become an alternative cash crop for the depressed farming sector.

Environmental --- Industrial hemp, with its minimal or non-requirement for pesticides, herbicides and chemical fertilizer, minimal irrigation and fast rate of conversion of atmospheric CO2 into biomass (4.5X vs. forestry), can reduce our reliance on petroleum and forestry as sources of industrial feedstock. This will align to our national goal of the mitigation of greenhouse gases such as CO2. General usage of hemp as feedstock for industrial products, such as its fiber for textile instead of the traditional chemicals-intensive cotton, will fit in the principle of sustainable development.

GENERAL WORK PLAN:

Strategy & Novelty

The bast fibers in bundles are themselves separated by the cortex parenchyma cells with pectin- and hemicellulose-rich cell walls (Table 1). The use of a commercial pectinase (polygalacturonase) for the extraction of hemp fibers has been described by other publication and patent applications (US patent #4617383 and 4568739 both in 1986, and 4481355 in 1984).

Table 1. Chemical analysis of hemp (% w/w) (ref. 1)

	Cellulose	Hemicellulose	Pectin	Lignin	Wax + fats
Bast bundles	55	16	18	4	1

(M. R. Vignon et al. (1995) Int. J. Biol. Macromol. 17: 395-404)

However, the use of the other enzymes, like pectin lyase, xylanase or special cellulase in addition to the polygalacturonase, may increase the efficiency of the extraction process. For the present Project we can choose an industrial grade or ‘commercial pectinase’ with the concomitant ‘contaminants’ of xylanase and cellulase as the first option. As an alternative, we can also create the optimal enzyme cocktail through the addition of NRC-design cellulase and/or xylanase.

The previous inventions involved an acidic degumming step with common acidic pectinase from acidophilic fungus Aspergillus niger, thereby causing the risk of potential acidic degradation of the cellulose fibers. As a parallel path in the middle stage of the Project, we’ll produce neutral or basic pectinase (preferably from neutral or alkalophilic bacteria) via gene cloning and expression, and the use of these ‘cloned neutral and basic pectinases’ may allow the degumming process at non-acidic pH.

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National Research Council	Conseil national de recherches	Terms for
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Goals & Deliverables

NRC/IBS will be responsible for the following targets and deliverables:

i)

Desirable monitoring system for the fibre processing, including assay and solid-state nuclear magnetic resonance (NMR).

ii)

Determination of the best ‘commercial pectinase’ for removal of dirt and separation of the fine fibre from retted hemp.

iii)

Determination of the enhancing effect of surfactants, detergents and chelators.

iv)

Establish a general protocol for extraction of fibre.

v)

Determination of the optimal harvest and retting condition for hemp through comparative extraction.

vi)

Determination of the enhancing effect of additional enzymes such as xylanase and cellulase.

vii)

Gene cloning and production of the ‘cloned neutral and basic pectinases’.

viii)

Determination of the efficiency of the ‘cloned neutral and basic pectinase’ for extraction of fibre.

ix)

Continual improvement and optimisation of the efficiency of enzyme system for economic viability, fibre softness and colour reduction.

x)

Scale-up of the extraction of enough clean fibre for trials by Hemptown.

Hemptown will be responsible for the following:

i)

Define the appropriate hemp species and supply samples for the enzymatic study if the NRC hemp samples deemed undesirable.

ii)

Establish the specification of the desirable processed fibre and supply relevant information to NRC/IBS.

iii)

Supply the appropriate hemp species if the NRC species is deemed not suitable.  Hemp samples would not exceed 10 kg per month, and NRC shall give due notice to Hemptown

iv)

Organise and fund trials involving the spinning of NRC-processed fibre to yarn and evaluation.  The number of trials and the specifics of the trial process will be estimated for Hemptown by the start of the Project.

v)

Organise trial involving the weaving of yarn into fabric and evaluation.  The number of trials and the specifics of the trial process will be estimated for Hemptown by the start of the Project.

vi)

Organise trials involving the manufacturing of hemp apparels and evaluation.  The number of trials and the specifics of the trial process will be estimated for Hemptown by the start of the Project.

Duration of Collaboration:

3 years - The first 2 years will be primarily on “commercially available pectinase” enzymes which function exclusively at acidic pH, with a secondary goal of feasibility study of the ‘cloned neutral or basic pectinase’.

At the end of 2nd year, if the approach based on the “commercial acidic pectinase” was found unsatisfactory, the collaborators will jointly decide (go-or-no go) whether the project will continue into a 3rd year for a full study of the ‘cloned basic and neutral pectinase’.

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National Research Council	Conseil national de recherches	Terms for
Canada	Canada	R&D Collaboration

Milestones

IBS

Time (months)	Milestones
3	Assay system for the fibre processing established
6	Confirmation of pectinase as essential for degumming Enhancing effect of surfactants, detergents and/or chelators determined General protocol for extraction of fibre established.
9

Best ‘commercial pectinase’ for removal of dirt and fibre separation determined.

Optimal harvest and retting conditions for hemp through comparative extraction determined.

Enhancing effect of additional enzymes such as xylanase and cellulase determined.

12	Enhanced combinatory enzyme system based on ‘commercial pectinase’ with non-pectinase enzymes completed
18	Optimal conditions for enzyme activity established.
21	Improvement and optimisation of enzyme system (based on ‘commercial pectinase’) for economic viability completed.
24	Scale-up of the extraction of enough clean fibre by ‘commercial pectinase’ for trials by Hemptown.
30	Initial expression of the ‘cloned neutral pectinase’ completed
32	Optimal reduction of fibre colour.
33

Recombinatory enzyme system based on ‘cloned neutral pectinase’ and other neutral xylanase and cellulase completed. Most economical application of the ‘commercial enzymes’ for strong soft fibre established for Hemptown trials.

36	Scale-up of the extraction of enough clean fibre by the ‘cloned neutral pectinase’ for trials by Hemptown.

The set time and milestones above may be adjusted as required during the course of the collaboration.  Any such adjustment is subject to the mutual agreement between NRC and Hemptown.

Project Management, Communication & Review

Through formal teleconference or other means of communication, the NRC and Hemptown teams will review progress bimonthly, with progress reports submitted. A face-to-face meeting between project leaders, scientists and/or principals of the two institutions will be scheduled, at every  six-month period, for the evaluation of progress, strategic review and target readjustment if required. Free informal exchange of information between the staff of NRC and Hemptown is encouraged.

Management Team & Contacts

Hemptown:

Project Leader: Mr.  Jason Finnis, President

NRC/IBS:

Project Leader: Dr. Wing Sung

Business & administrative contact: Mr. Scott Ferguson, Business Relations

BUSINESS CONFIDENTIAL	Page 11 of 12

National Research Council	Conseil national de recherches	Terms for
Canada	Canada	R&D Collaboration

RESOURCE ALLOCATION BUDGET

Item	Annual rate	% Dedicated	Total Cost to Project	NRC Contribution	Hemptown $ Contribution	Hemptown In-Kind Contribution
Year 1
TBD TO2	$102,050	100%	$102,050	$56,050	$46,000
Mark Wood, TO3	$149,150	40%	$59,660	$50,660	$9,000
Fang Huang TO3	$149,150	20%	$29,830	$25,330	$4,500
Diane Zahab TO4	$149,150	15%	$22,373	$18,873	$3,500
Dr. Harold Jarrell SRO	$251,200	5%	$12,560	$10,560	$2,000
Dr. Wing Sung SRO	$251,200	25%	$62,800	$53,800	$9,000
Business Administration	$251,200	5%	$12,560	$10,560	$2,000
Meetings at Hemptown			$4,000		$4,000
Operational Costs			$12,000		$12,000
Hemp Raw Material (120 kg)			$4,000			$4,000
Jason Finnis	$250,000	25%	$62,500			$62,500
Kevin Friesen	$60,000	50%	$30,000			$30,000
Sunny Lo	$60,000	50%	$30,000			$30,000
COST PROJECT YEAR 1			$444,333	$225,833	$92,000	$126,500
Year 2
TBD TO2	$102,050	100%	$102,050	$54,050	$48,000
Mark Wood, TO3	$149,150	35%	$52,203	$44,203	$8,000
Fang Huang TO3	$149,150	25%	$37,288	$31,788	$5,500
Diane Zahab TO4	$149,150	15%	$22,373	$18,873	$3,500
Dr. Harold Jarrell SRO	$251,200	5%	$12,560	$10,560	$2,000
Dr. Wing Sung SRO	$251,200	25%	$62,800	$53,800	$9,000
Business Administration	$251,200	5%	$12,560	$10,560	$2,000
Meetings at Hemptown			$4,000		$4,000
Operational Costs			$12,000		$12,000
Hemp Raw Material (120 kg)			$4,000			$4,000
Spinning Trial			$75,000			$75,000
Weaving Trial			$75,000			$75,000
Jason Finnis	$250,000	25%	$62,500			$62,500
Kevin Friesen	$60,000	50%	$30,000			$30,000
Sunny Lo	$60,000	50%	$30,000			$30,000
COST PROJECT YEAR 2			$594,333	$223,833	$94,000	$276,500
Year 3
TBD TO2	$102,050	100%	$102,050	$52,050	$50,000
Mark Wood, TO3	$149,150	30%	$44,745	$37,745	$7,000
Fang Huang TO3	$149,150	25%	$37,288	$31,288	$6,000
Diane Zahab TO4	$149,150	20%	$29,830	$25,830	$4,000
Dr. Harold Jarrell SRO	$251,200	5%	$12,560	$10,560	$2,000
Dr. Wing Sung SRO	$251,200	25%	$62,800	$53,800	$9,000
Business Administration	$251,200	5%	$12,560	$10,560	$2,000
Meetings at Hemptown			$4,000		$4,000
Operational Costs			$12,000		$12,000
Hemp Raw Material (120 kg)			$3,000			$3,000
Manufacturing Trial			$25,000			$25,000
Jason Finnis	$250,000	25%	$62,500			$62,500
Kevin Friesen	$60,000	50%	$30,000			$30,000
Sunny Lo	$60,000	50%	$30,000			$30,000
COST PROJECT YEAR 3			$468,333	$221,833	$96,000	$150,500

TOTAL VALUE OF PROJECT			$1,506,998	$671,498	$282,000	$553,500
% Contribution to Project				44.6%	18.7%	36.7%

BUSINESS CONFIDENTIAL	Page 12 of 12